[Napster Letterhead]
July 2, 2008

Ms. Suzanne M. Colvin
722 Mairwood Court
San Jose, CA 95120-2222

Dear Ms. Colvin:

On behalf of Napster, Inc. (the “Company”), I am pleased to confirm certain terms of your employment with the Company with regard to severance.

In the event that the Company terminates your employment without Cause (as defined below) or you terminate your employment for Good Reason (as defined below), you will be entitled to a cash severance payment equal to one-half your annualized base salary at the highest rate in effect at any time in the one (1) year preceding your termination, and the Company will pay your COBRA premiums for a period of six (6) months from the date of your termination. Notwithstanding the foregoing, in the event that your employment is terminated by the Company without Cause or by you for Good Reason upon or at any time following a Change in Control (as defined below), the cash severance payment will equal one times (instead of one-half) such annualized base salary rate and the period of Company-paid COBRA will be extended to twelve (12) months (instead of six months). If you are entitled to the severance benefit, the cash severance payment will be paid in a lump sum on or promptly after (and in all events within seventy (70) days after) the last day of your employment with the Company. Your benefit will be subject to tax withholding and other authorized deductions.

Notwithstanding anything in this letter to the contrary, the Company’s obligation to provide you the severance benefits described in the preceding paragraph is subject to you providing the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement not being revoked by you pursuant to any revocation rights afforded by applicable law. The Company will provide you with the form of such agreement not later than ten (10) days after the last day of your employment with the Company, and you will provide such executed agreement to the Company not later than fifty five (55) days after the last day of your employment with the Company.

The Company may terminate your employment at any time. You may terminate your employment at any time. If the Company terminates your employment for Cause or if you terminate your employment other than for Good Reason, you shall be entitled only to the unpaid salary and unused vacation benefits which have been accrued on your behalf, but not any severance payments.

For purposes of this letter agreement (this “Agreement”), the following terms will have the following meanings:

“Cause” means that you have: (i) been grossly negligent in the performance of your duties for the Company; (ii) engaged in willful misconduct; or (iii) been convicted of a felony or any crime involving moral turpitude.

“Good Reason” means: (i) that you, without your consent, have incurred a material diminution in your authority, duties or responsibilities (provided, however, that the Company may return you to your prior position of Vice President, Finance of the Company with substantially the same authority, duties and responsibilities you previously had in such position and such change shall not constitute Good Reason); (ii) that you, without your consent, have incurred a material diminution in your base compensation (provided that, if you resume your position as Vice President, Finance of the Company and you no longer serve as Interim Chief Financial Officer of the Company, the Company may reduce your base compensation level to the level in effect prior to your assuming the role of Interim Chief Financial Officer (adjusted by any normal base compensation adjustments that reasonably would have been made as part of annual performance reviews during the period when you were Interim Chief Financial Officer had you instead continued during such period as Vice President, Finance) and such reduction shall not constitute Good Reason); (iii) a material breach of this Agreement by the Company; or (iv) the Company notifies you that it has materially changed the geographic location of your principal office for the Company (defined as the San Francisco Bay Area (i.e., the location where you spend a majority of your working time)). For this purpose a material relocation shall in all cases be deemed to have occurred if the relocation is of a distance of fifty (50) miles or more. Notwithstanding the foregoing, however, any condition or conditions, as applicable, otherwise set forth in this paragraph shall not constitute grounds for Good Reason unless both (x) you provide written notice to the Company of the condition claimed to constitute grounds for Good Reason within ninety (90) days of the initial existence of such condition(s), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of your employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute grounds for Good Reason.

“Change in Control” means the occurrence of any of the following:

(i)
When any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii)
A change in the composition of the Company’s Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (1) are directors of the Company as of the date hereof, or (2) are appointed, elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such appointment election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company);

(iii)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)	The consummation of the sale or disposition by the Company or all or substantially all of the Company’s assets.

This Agreement will be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.

No waiver of any breach of any term or provision of this Agreement will be construed to be, nor will it be, a waiver of any other breach of this Agreement. No waiver will be binding unless in writing and signed by the party waiving the breach. This Agreement may be amended only by a written agreement signed by you and an authorized officer of the Company.

This Agreement embodies the entire agreement of the parties with respect to the specific subject matter hereof (but not any accelerated vesting provisions that may apply to Company equity-based awards pursuant to the terms and conditions of the applicable award agreement and equity plan under which the award was granted), and supersedes all prior agreements of the parties as to such specific subject matter. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

Please sign this letter, indicating acceptance of this Agreement, and return to me.

Sincerely,

/S/ Wm. Christopher Gorog

Wm. Christopher Gorog
Chief Executive Officer and Chairman of the Board

Accepted:	/S/ Suzanne M. Colvin
Suzanne M. Colvin